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                                                                    EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
netGuru, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 333-111017, 333-29747, 333-72095 and 333-84184) on Form S-8 and in the
registration statements (Nos. 333-124920, 333-112181, 333-109517, 333-100651,
333-40564, and 333-84940) on Form S-3 of netGuru, Inc. of our report dated June 16, 2004, except as to notes 9 and 10, which are as of March 11, 2005, relating to the consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows of netGuru, Inc. and subsidiaries for the year ended March 31, 2004, which report appears in the March 31, 2005 annual report on Form 10-KSB of netGuru, Inc.


/s/ KPMG LLP

Costa Mesa, California
July 12, 2005